Exhibit 21.1

SUBSIDIARIES OF AAR CORP. (1)

Subsidiary Name	Jurisdiction of Incorporation
AAR Aircraft & Engine Sales & Leasing (2)	Illinois
AAR Aircraft Services, Inc. (3)	Illinois
AAR Airlift Group, Inc. (4)	Florida
AAR Landing Gear LLC (5)	Florida
AAR International, Inc. (6)	Illinois
Airinmar Holdings Limited	United Kingdom
AAR Manufacturing, Inc. (7)	Illinois
AAR Supply Chain, Inc. (8)	Illinois
AAR Allen Services, Inc. (9)	Illinois

(1) Pursuant to Regulation S-K Item 601 (b)(21)(ii), the names of other subsidiaries of AAR CORP. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of year covered by this report.

(2) Also does business under the name AAR Aircraft Advisory Services.

(3) Also does business under the names AAR Aircraft Services — Indianapolis, AAR Aircraft Services-Miami, AAR Aircraft Services — Oklahoma, AAR Aircraft Services — Hot Springs, AAR Aircraft Services — Duluth, AAR Aircraft Services — Lake Charles, AAR Aircraft Services — Rockford and AAR Engineering Services.

(4) Also does business under the names AAR Airlift, AAR Airlift Group, AAR Aircraft Services — Melbourne and AAR Rotorcraft Services.

(5) Also does business under the names AAR Landing Gear Services and AAR Wheels and Brakes Services.

(6) Also does business under the names AAR Aircraft Component Services International, AAR Engineering Services — Asia, Allen Asset Management, and AAR International Inc. — Abu Dhabi.

(7) Also does business under the names AAR Manufacturing, AAR Cargo Systems, AAR Composites, AAR Mobility Systems, AAR Mobility Systems — Sacramento, AAR Precision Systems, and AAR Aerostructures and Interiors.

(8) Also does business under the names AAR Aircraft Turbine Center, AAR Defense Systems & Logistics, Allen Asset Management, AAR Distribution, and Airinmar.

(9) Also does business under the names AAR Aircraft Component Services, AAR Hermetic, AAR Petrotech, and Mars Aircraft Radio.